Exhibit 5.1

PRIVILEGED AND CONFIDENTIAL

March 27, 2008

CSX Corporation
$600,000,000 6.250% Notes Due 2015
$400,000,000 7.450% Notes Due 2038

Ladies and Gentlemen:

We have acted as counsel for CSX Corporation, a Virginia corporation (the “Company”), in connection with the purchase by the several Underwriters (the “Underwriters”) listed in Schedule II to the Underwriting Agreement dated as of March 24, 2008 (the “Underwriting Agreement”), among the Company and Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, as Representatives of the Underwriters, from the Company of $600,000,000 aggregate principal amount of the Company’s 6.250% Notes due 2015 (the “2015 Notes”) and $400,000,000 aggregate principal amount of the Company’s 7.450% Notes due 2038 (the “2038 Notes” and, together with the 2015 Notes, the “Notes”) to be issued pursuant to an indenture (the “Indenture”) dated as of August 1, 1990, between the Company and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank), as trustee, as supplemented and amended by the First Supplemental Indenture dated as of June 15, 1991, the Second Supplemental Indenture dated as of May 6, 1997, the Third Supplemental Indenture dated as of April 22, 1998, the Fourth Supplemental Indenture dated as of October 30, 2001, the Fifth Supplemental Indenture dated as of October 27, 2003, the Sixth Supplemental Indenture dated as of September 23, 2004 and the Seventh Supplemental Indenture dated as of April 25, 2007.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including:  (a) the Articles of Incorporation of the Company, as amended; (b) the By-laws of the Company, as amended; (c) resolutions adopted by the Board of Directors of the Company on December 12, 2007, the Action of Authorized Pricing Officers of the Company dated as of March 24, 2008, the Redelegation of Oscar Munoz dated as of March 20, 2008 and the Redelegation of David A. Boor dated as of March 19, 2008; (d) Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR (Registration No. 333-140732) filed with the Securities and Exchange Commission (the “Commission”) on December 10, 2007 (as so amended, the “Registration Statement”), for registration under the Securities Act of 1933 (the “Securities Act”) of an indeterminate aggregate amount of various securities of the Company, to be issued from time to time by the Company; (e) the related Base Prospectus dated December 10, 2007 (together with the documents incorporated therein by reference, the “Base Prospectus”); (f) the Prospectus Supplement dated March 24, 2008, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (together with the Base Prospectus, the “Prospectus”); (g) the documents and other information described in Annex A to this letter (together, the “Disclosure Package”), including the Term Sheet, dated March 24, 2008, filed with the Commission pursuant to Rule 433 of the General Rules and Regulations under the Securities Act (the “Term Sheet”); (h) the Underwriting Agreement; and (i) the Indenture and the form of the Note.  We have relied, with respect to certain factual matters, on the representations and warranties of the Company and the Underwriters contained in the Underwriting Agreement, and have assumed compliance by each such party with the terms of the Underwriting Agreement.  In particular, but without limitation, we have relied upon the Company’s representation that it has not been notified pursuant to Rule 401(g) of the Securities Act of any objection by the Commission to the use of the form on which the Registration Statement was filed.

Our identification of information as part of the Disclosure Package has been at your request and with your approval.  Such identification is for the limited purpose of making the statements set forth in this opinion regarding the Disclosure Package and is not the expression of a view by us as to whether any such information has been or should have been conveyed to investors generally or to any particular investors at any particular time or in any particular manner.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. Assuming that the Indenture has been duly authorized, executed and delivered by the Company, the Indenture has been duly qualified under the Trust Indenture Act of 1939 and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law); and, assuming that the Notes have been duly authorized, when the Notes are executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes conform in all material respects to the description thereof contained in the Disclosure Package and Prospectus and will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

3. The Registration Statement initially became effective under the Securities Act on December 10, 2007; the Preliminary Prospectus Supplement was filed with the Commission pursuant to Rule 424(b)(3), the Prospectus was filed with the Commission pursuant to Rule 424(b)(5), and the Term Sheet was filed with the Commission pursuant to Rule 433.  Thereupon, assuming prior payment by the Company of the pay-as-you-go registration fee for the offering of Notes, upon the filing of the Prospectus with the Commission, the offering of the Notes as contemplated by the Prospectus became registered under the Securities Act; to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act.

4. The Company is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

5. The statements made in the Disclosure Package and the Prospectus under the captions “Description of Debt Securities” and “Description of Notes,” insofar as they purport to constitute summaries of the terms of the Notes and the Indenture, and under the caption “Certain Tax Considerations,” insofar as they purport to describe the material tax consequences of an investment in the Notes, fairly summarize the matters therein described.

We express no opinion with respect to compliance with, or the application or effect of, any laws or regulations relating to the ownership or operation of a railroad to which the Company or any of its subsidiaries is subject or the necessity of any authorization, approval or action by, or any notice to, consent of, order of, or filing with, any governmental authority, pursuant to any such laws or regulations.

We express no opinion herein as to any provision of the Indenture or the Notes that (a) relates to the subject matter jurisdiction of any Federal court of the United States of America, or any Federal appellate court, to adjudicate any controversy related to the Indenture or the Notes, (b) contains a waiver of an inconvenient forum or (c) relates to the waiver of rights to jury trial. We also express no opinion as to (i) the enforceability of the provisions of the Indenture or the Notes to the extent that such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived, or (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law provided for in the Indenture or the Notes.

We understand that you are satisfying yourselves as to the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Company under the Indenture and the Notes, and we express no opinion thereon.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.  In particular, we do not purport to pass on any matter governed by the laws of Virginia.

In rendering this opinion, we have assumed, without independent investigation, the correctness of, and take no responsibility for, the opinion dated March 27, 2008, of Nathan D. Goldman, the General Counsel–Business and Governance of CSX Corporation, a copy of which has been delivered to you pursuant to paragraph (b) of Section 5 of the Underwriting Agreement, as to all matters of law covered therein relating to the laws of Virginia.

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We are furnishing this opinion to you, as Representatives, solely for your benefit and the benefit of the several Underwriters.  This opinion may not be relied upon by any other person (including by any person that acquires the Notes from the several Underwriters or for any other purpose).  It may not be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP
Cravath, Swaine & Moore LLP

The several Underwriters listed in Schedule II to the
Underwriting Agreement dated as of March 24,
2008, among CSX Corporation and Barclays
Capital Inc., Citigroup Global Markets Inc., Credit
Suisse Securities (USA) LLC and Morgan Stanley
& Co. Incorporated, as representatives of the
several Underwriters

In care of
Barclays Capital Inc.
200 Park Avenue
New York, NY 10166

Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036

O

ANNEX A

Preliminary Prospectus Supplement dated March 24, 2008.

Term Sheet dated March 24, 2008.